UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2008

CHINA WATER GROUP, INC.
(Exact name of Registrant as specified in its charter)

Nevada	000-26175	88-0409151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 7A01, Baicheng Building 584 Yingbin Road Dashi, Panyu District Guangzhou, Guangdong, China	511430
(Address of principal executive offices)	(Zip Code)

(86-20) 3479 9708
(Registrant’s telephone number, including area code)

CHINA EVERGREEN ENVIRONMENTAL CORPORATION
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the filing of this Current Report on Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 7, 2008, Mr.Ye Ling Hong resigned from his position as a member of the board of directors of China Water Group Inc.(the “ Company” ) because of his retirement and other perssonal reasons. There were no disagreements between Mr Ye and the Company on any matter relating to the Company’s operations, policies or practices.

On October 8, 2008, Mr. Ren Cai Ding was appointed as member of the board of directors of the Company by the remining directors to fill the vacancy created by Mr Ye’s resignation. Mr Ding’s appointment is effective October 8, 2008.

Mr. Ding's biography follows:

Ding Rencai, age 49, has been the the Chief Financial Officer of the Company since July 1, 2008. From December 2005 to July 2008, Mr. Ding was a senior advisor to the Company and chief financial officer and financial manager of Guangdong Xinxinmei Environmental Protection Company, a majority-owned subsidiary of the Company.He was also the acting CFO of the company from April 30, 2007 until his appointment as Chief Financial Officer in July 2008. He previously served as our Chief Financial Officer from October 16,2004 to December 29,2005. From January 2000 until December 2003, Mr. Ding was a financial manager of Guangzhou Yitao Group Co., Ltd., a real estate development company in the PRC. In 1999, Mr. Ding was the chief financial officer and head of the auditing department of Shenzhen Wei Ang Appliance Development Co., Ltd., a household appliance manufacturer in the PRC.

Item 9.01	Financial Statements and Exhibits.

(b)	Pro-forma financial information.

Not applicable

(d)	Exhibits.

Not applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA WATER GROUP, INC.

Date: Oct 8, 2008	By:	/s/ Chongliang Pu
Name: Chongliang Pu
Title: Chairman of the board and Chief Executive Officer